SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 30, 2004

Encore Capital Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer (Identification No.)

5775 Roscoe Court
San Diego, California 92123
(Address of Principal Executive Offices) (Zip Code)

(877) 445-4581
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure

        On June 30, 2004 the Company closed on a new $75 million syndicated, three-year revolving credit facility to be utilized for the purpose of purchasing portfolios of receivables and for working capital needs. Interest rates on borrowings under the new credit facility will be, at the Company’s option, at the lender’s prime rate or at LIBOR plus a current margin of 250 basis points. The applicable margin will be adjusted quarterly based on a pricing grid which takes into account certain financial covenants related to the Company’s balance sheet and results of operations. The new credit facility is secured by all assets of the Company, except for the assets of the Company’s wholly-owned subsidiary, MRC Receivables Corporation, in which the Company’s existing secured lender has a first priority security interest. The new facility also requires the Company to pay certain fees and expenses to the lender in connection with the previously disclosed related commitment letter and the credit facility. Copies of the Credit Agreement, Pledge and Security Agreement and Guaranty are being filed as exhibits hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

    (c)        Exhibits:

10.1	Credit Agreement dated as of June 30, 2004 among Encore Capital Group, Inc., the Lenders from time to time parties thereto and Bank One, NA as Administrative Agent (the "Credit Agreement")

10.2	Pledge and Security Agreement dated as of June 30, 2004, with respect to the Credit Agreement

10.3	Guaranty dated as of June 30, 2004, with respect to the Credit Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 2, 2004	ENCORE CAPITAL GROUP, INC. By /s/ Barry R. Barkley —————————————— Barry R. Barkley Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description

10.1	Credit Agreement dated as of June 30, 2004 among Encore Capital Group, Inc., the Lenders from time to time parties thereto and Bank One, NA as Administrative Agent (the "Credit Agreement")

10.2	Pledge and Security Agreement dated as of June 30, 2004, with respect to the Credit Agreement

10.3	Guaranty dated as of June 30, 2004, with respect to the Credit Agreement